FLEXIBLE INVESTMENT ANNUITY ENDORSEMENT RIDER

This rider is made a part of the Group Annuity Contract to which it is attached. This contract is issued to you, the Contractholder, by us. All terms defined in the contract have the same meaning where used in this rider.

The purpose of this rider is to clarify certain terms and language in this contract.

The effective date of this rider will be the latest of the Contract Date, the date of the amendment adding this rider to the contract, or the date this rider is approved for use by the state of issue.

  This rider adds the following definition in ARTICLE I, SECTION 2--OTHER DEFINED TERMS:

  Applicable U.S. Treasury Rate means the yield associated with the average of accepted bids for the U.S. bonds, notes, or bills which will mature on the date the Guaranteed Interest Investment would have matured. This yield will be those provided by the Wall Street Journal, or a similar publication, or by an agency that provides similar information.

  Rates for terms of less than twelve months will not be used. The twelve month Treasury rate will be used for any such transaction.

  If the publication or agency does not provide a rate for the date of payment or application, this rate will be determined using linear interpolation between the rates for the maturities closest to the date the Investment would have matured.

  This rider deletes the definitions of Guaranteed Interest Rate and Guarantee Period found in ARTICLE I, SECTION 2--OTHER DEFINED TERMS, and replaces them with the following:

  Guaranteed Interest Rate means the annual rates of interest determined and made available by us in advance for Guaranteed Interest Investments under contracts of this class from time to time, which, when credited and compounded daily, produce the effective annual interest rates. Each Guaranteed Interest Investment will be credited with the effective annual Guaranteed Interest Rate in effect for it.

  Guarantee Period means, for each Guaranteed Interest Investment, the period or periods which we make available under contracts of this class issued under the same or similar circumstances. We reserve the right, in our sole discretion, to change at any time the Guarantee Periods available for new Guaranteed Interest Investments; provided, however, we will always offer at least one Guarantee Period of at least two years. You must provide us with Notification selecting the Guarantee Period for each Guaranteed Interest Investment established under this contract.

  Once established, the Guarantee Period for a Guaranteed Interest Investment will not be changed by us. If a certain Guarantee Period will become unavailable for future Contributions, we will notify you at least 60 days before the date the use of such Guarantee Period will no longer be available.

  This rider deletes the first paragraph of ARTICLE II, SECTION 1--CONTRIBUTIONS, and replaces it with the following:

  Contributions may be accepted under this contract on any Business Day on or after the Contract Date, subject to the limitations of the last paragraph of this Section and Article VII, Section 13. Contributions may be any amount determined or allowed by the Plan and accepted on behalf of a Member. Contributions in excess of those determined or allowed by the Plan for the current Plan year may be paid to us only with our consent. We will maintain separate accounting records for each type of Contribution, to the extent possible under our procedures.

  This rider deletes ARTICLE II, SECTION 6--TRANSFERS BETWEEN INVESTMENTS, and replaces it with the following:

  In general, all or a portion of a Member’s Investments may be transferred to another Investment as of any date requested subject to the following:

    All requests to transfer must be received by us at least 7 Business Days before the date such transfer is to occur.

    We must receive Notification to transfer from you or the Member, as permitted by the Plan. The Notification must specify the amount or percentage to be transferred and may specify the Investments involved. If a requested transfer from a Member’s Investments does not specify the Investments to be transferred, the Order of Application will determine the Investments to be transferred.

    A transfer from a Member’s Guaranteed Interest Investment to a Separate Account Investment may occur only on a Valuation Date of such Separate Account Investment.

    Except as provided in Section 7 of this Article, all transfers from a Guaranteed Interest Investment are subject to the charge contained in Article VI, Section 3. All transfers are subject to the limitations contained in Article VI, Section 4 and the Separate Account Investment Rider.

    All Separate Account Investment transfers are subject to the provisions of the Separate Account Investment Rider.

  Any transfer under this Section will be an application from the Investment as of the date of transfer.

  This rider deletes ARTICLE 11, SECTION 8--INVESTMENT MANAGER, and replaces it with the following:

  As set out in Sections 2 and 6 of this Article, the right to direct the split of Contributions between Guaranteed Interest Investments and Separate Account Investments and to direct any transfer between these Investments is reserved to you and/or the Member, all in accordance with provisions of the Plan.

  Application for and issuance of this contract constitutes appointment of and acceptance and affirmation by us that (i) we are an “investment manager” as described under the Employee Retirement Income Security Act of 1974 (ERISA) solely with respect to Plan assets held in Separate Accounts under this contract, except for the right reserved in the preceding paragraph and (ii) we are qualified to accept such appointment and acknowledge that by virtue of such appointment we are a fiduciary of the plan for this purpose, within the meaning of ERISA with respect to our responsibilities as investment manager.

  The Guaranteed Interest Investments are guaranteed benefit policies, as defined in ERISA. We are not an investment manager nor are we any kind of ERISA fiduciary with regard to any amounts held under the Guaranteed Interest Investments.

  This rider deletes ARTICLE V, SECTION 1--WITHDRAWAL BENEFITS, Subsection (d), and the first sentence of the next paragraph thereafter, and replaces them with the following:

    We reserve the right to limit the number of withdrawals and the right to charge for processing such withdrawals; provided, however, that two (2) withdrawals will always be available each Deposit Year and provided further that any increase in such processing charge will not apply to total withdrawals made during or at the end of the Guarantee Periods for the applicable Guaranteed Interest Investments.

  The amount available will be determined as of the date we receive the Notification at our Corporate Center, or at some later date specified in the Notification.

  This rider deletes the portion of ARTICLE VI, SECTION 3--CHARGES FOR EARLY SURRENDER OF A GUARANTEED INTEREST INVESTMENT, which follows Subsection (d), and replaces it with the following:

  If all or a portion of a Guaranteed Interest Investment is surrendered early, such amount or amounts will be in accordance with the following:

    The interest rate to be used for comparison in f) and g) below will be the Applicable U.S. Treasury Rate on the date of surrender plus 50%.

    f) If the interest rate determined in accordance with e) above is equal to or less than the Guaranteed Interest Rate for the Guaranteed Interest Investment, there is no charge.

    g) If the interest rate determined in accordance with e) above is greater than the Guaranteed Interest Rate for the Guaranteed Interest Investment, such charge is equal to:

      the difference between such interest rate on the date of surrender and the Guaranteed Interest Rate multiplied by the number of years (including fractional parts of a year) remaining in the Guarantee Period for such Guaranteed Interest Investment multiplied by the amount being surrendered.

  If the payment or transfer under this Subsection results in the application of all of the Investment, the amount paid or transferred will be equal to such Investment reduced by the amount determined under g) above.

  If the entire Guaranteed Interest Investment is surrendered, the Guaranteed Interest Investment will be reduced on the date of surrender and the remainder will be paid or transferred.

  If a portion of the Guaranteed Interest Investment is surrendered, the Guaranteed Interest Investment will be reduced by the amount being surrendered plus the surrender charge, if any.

  This rider deletes ARTICLE VII, SECTION 6--CONTRACT AMENDMENTS, Subsection (c), and replaces it with the following:

    As of any date after the Contract Date, we may amend or change the length of the Guarantee Period; the Order of Application; the provisions for transferring values between accounts; the percentage in Item (a) of Article IV, Section 4; the percentage contained in Article VI, Section 3; and the items included in the Operating Expenses for Separate Accounts under the Separate Account Investment Rider (if such rider is attached to this contract). We will give you 60 days written notice of any such change.

  By adding the following Section 6A to ARTICLE VII--GENERAL PROVISIONS:

  SECTION 6A--EXPENSE GUARANTEES.

  We charge expenses in accordance with Article III, but subject to Section 6(g)(iii) of this Article. If you choose not to accept an expense change, as provided in Section 6(g)(iii), the following will occur:

    Cessation of Contributions will occur on the date specified in your Notification; provided, however, such date must be before or within the 90 day period following the date we receive such Notification.

    Separate Account Investments will be transferred to you, if you are a trustee, or to the Funding Agent you tell us to, when you request such transfer, but in no event more than 90 days after the date the new expenses would otherwise take effect for this contract.

    If you have not designated the Funding Agent to whom funds are to be transferred within the 90 days after the date expenses changed, we will pay these funds to you, if you are a trustee of the Plan. If you are not Plan trustee, you must designate the Funding Agent to whom these amounts are to be transferred. Failure to designate an alternate Funding Agent within the time allowed by this Section will be deemed to be acceptance of the changed expenses for this contract.

    You are not required to transfer any Guaranteed Interest Investments during their respective Guarantee Periods. You may choose to have Guaranteed Interest Investments mature under this contract before transferring any of such amount to another Funding Agent. All such amounts must be transferred to another Funding Agent or used to purchase annuities hereunder at the end of the Guarantee Period of each. The expense rate used to calculate expenses on each Guaranteed Interest Investment will remain the same as before Notification.

  This rider deletes the paragraph under ARTICLE VII, SECTION 14--TERM AND TERMINATIONS, and replaces it with the following:

  Except as provided in Section 13 of this Article, or by any amendment to this contract, this contract will continue in force as long as we hold Investments under the contract or we are making annuity payments. If you transfer all of the Investments under this contract not associated with any annuity payments to a Funding Agent, our obligations under this contract will cease, except to the extent that we are making annuity payments. However, if we discover that we underpaid the Funding Agent, we will have the obligation to pay the appropriate amount to the Funding Agent.

  This rider deletes the second paragraph under ARTICLE VII, SECTION 15--QUALIFICATION OF PLANS, and replaces it with the following:

  Notwithstanding any other provision in this contract or in any other agreement between you and us, if the Internal Revenue Service or a court makes a final determination that the Plan no longer qualifies as a Qualified Plan, we may require that you transfer all Investments invested under this contract to another Funding Agent. If we decide that you must transfer Investments from this contract, we will send you a written notice describing your options. If we do not receive an acceptable response Notice from you within five Business Days, we will return the Investments held under this contract to you, or if appropriate, to a Plan trustee. We will not accept any Notice under this Section unless the Notice clearly specifies the Funding Agent to receive the Investments.

  PRINCIPAL LIFE INSURANCE COMPANY

  PRESIDENT AND
  CHIEF EXECUTIVE OFFICER